Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-33878) on Form S-8 of Teledyne Technologies Incorporated of our report dated June 27, 2016, with respect to the statement of net assets available for benefits of Teledyne Technologies Incorporated 401(k) Plan as of December 31, 2015 and 2014, the related statement of changes in net assets available for benefits for the year ended December 31, 2015, and the related supplemental schedule as of December 31, 2015, appearing in this Annual Report (Form 11-K) of Teledyne Technologies Incorporated 401(k) Plan.

/s/ Moss Adams LLP

Los Angeles, California
June 27, 2016